                                                                       EXHIBIT 3










                         SECURITIES PURCHASE AGREEMENT

                                     AMONG


                        SANTA FE ENERGY RESOURCES, INC.

                                   AS SELLER



                                      AND



                               LG&E ENERGY CORP.

                                      AND

                       CAROUSEL ACQUISITION CORPORATION

                                   AS BUYERS





                            DATED FEBRUARY 10, 1995
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                              TABLE OF CONTENTS



                                                                           PAGE
                                                                           ----
1.    SALE AND PURCHASE....................................................  1

2.    PURCHASE PRICE.......................................................  2
      2.1.  Purchase Price.................................................  2

3.    REPRESENTATIONS AND WARRANTIES OF BUYERS.............................  2
      3.1.  Existence; Good Standing.......................................  2
      3.2.  Authorization, Validity and Effect of Agreements...............  2
      3.3.  No Violation...................................................  2
      3.4.  Availability of Funds..........................................  3
      3.5.  Purchase for Investment........................................  3

4.    REPRESENTATIONS AND WARRANTIES OF SELLER.............................  3
      4.1.  Existence; Good Standing.......................................  3
      4.2.  Authorization, Validity and Effect of Agreements...............  3
      4.3.  No Violation...................................................  4
      4.4.  Ownership of Securities........................................  4
      4.5.  Absence of Certain Agreements..................................  4

5.    COVENANTS............................................................  5
      5.1.  No Disposition; No Lien........................................  5
      5.2.  Payments; No Solicitation......................................  5
      5.3.  Proxy..........................................................  5
      5.4.  Purchase from Prudential; Consummation of the Merger...........  5
      5.5.  No Amendment...................................................  6
      5.6.  Seller's Agreement Regarding Expenses of the Merger............  6
      5.7.  Agreement Not to Waive Section 8.1(e) of the Merger Agreement..  6
      5.8.  Seller's Agreement to Assist with the Settlement...............  6

6.    CONDITIONS...........................................................  6
      6.1.  Condition to Obligation of Seller to Sell the Securities.......  6
      6.2.  Conditions to Obligation of Buyers to Purchase the Securities..  7

7.    TERMINATION..........................................................  7
      7.1.  Termination by Mutual Consent..................................  7
      7.2.  Termination by Buyers or Seller................................  7
      7.3.  Automatic Termination..........................................  8
      7.4.  Effect of Termination and Abandonment..........................  8
      7.5.  Extension; Waiver..............................................  8

8.    GENERAL PROVISIONS...................................................  8


                                        i
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      8.1.  Survival of Representations and Warranties.....................  8
      8.2.  Notices........................................................  8
      8.3.  Assignment; Binding Effect; Benefit............................  9
      8.4.  Entire Agreement...............................................  9
      8.5.  Amendment......................................................  9
      8.6.  Governing Law; Choice of Forum.................................  9
      8.7.  Counterparts................................................... 10
      8.8.  Headings....................................................... 10
      8.9.  Interpretation................................................. 10
      8.10. Waivers........................................................ 10
      8.11. Severability................................................... 10
      8.12. Enforcement of Agreement....................................... 10
      8.13. Publicity...................................................... 11

                        SECURITIES PURCHASE AGREEMENT

      THIS SECURITIES PURCHASE AGREEMENT (the "AGREEMENT"), dated February 10, 1995, is entered into among Santa Fe Energy Resources, Inc., a Delaware corporation ("SELLER"), LG&E Energy Corp., a Kentucky corporation
("PARENT"), and Carousel Acquisition Corporation, a Delaware corporation ("MERGER SUB") (Parent and Merger Sub hereinafter referred to as "BUYERS").


                                 WITNESSETH

      WHEREAS, Seller is the owner of 10,395,665 shares of common stock, par value $.01 per share (the "COMMON STOCK"), 2,335,907 shares of Senior
Cumulative Preferred Stock, Series A, par value $.01 per share (the "SENIOR PREFERRED STOCK"), of Hadson Corporation, a Delaware corporation (the "COMPANY"), and $2.35 million in aggregate principal amount of 9% Junior Notes (the "9% JUNIOR NOTES") of the Company (the foregoing securities, together with all dividends, distributions and payments declared, set aside or paid with respect thereto after the date hereof are collectively referred to herein as the "SECURITIES"); and

      WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub have advised the Seller that they are entering into an Agreement and Plan of Merger with the Company in the form of Exhibit A hereto (the "MERGER AGREEMENT"); and

      WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub have advised Seller that they are entering into a Securities Purchase Agreement (the "PRUDENTIAL SECURITIES PURCHASE AGREEMENT") with The Prudential Insurance Company of America, a New Jersey corporation, Pruco Life Insurance Company, an Arizona corporation, and Prusupply, Inc., a Delaware corporation (collectively, "PRUDENTIAL"); and

      WHEREAS, Buyers desire to purchase from Seller and Seller desires to sell to Buyers the Securities owned by Seller upon the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, covenants and agreements hereinafter contained, Buyers and Seller hereby agree as follows:

      1.    SALE AND PURCHASE.

            (a) Seller hereby agrees to sell, transfer, assign and deliver to Buyers and Buyers hereby agree to purchase, at the time specified in Section 1(b), from Seller the Securities for the Purchase Price hereinafter specified.

            (b) After all conditions set forth in Article 6 hereof have been satisfied or waived and immediately prior to the Effective Time (as defined in of the Merger Agreement) (the "CLOSING TIME") (i) Seller will deliver to
Buyers, free and clear of all liens, restrictions, claims, charges and encumbrances of any nature, certificate(s) and notes representing the Securities, such certificate(s) and notes being in negotiable form duly endorsed by Seller on the reverse side of such certificate(s) or on transfer powers attached to such certificate(s) or notes as may be necessary for transfer upon the transfer books and records of the Company into the name of Buyers, either Buyer or a designee of Parent, and otherwise in form for good delivery, and (ii) Buyers will wire transfer immediately available funds in the aggregate amount set forth in Section 2 of this Agreement in payment of the Purchase Price to the account designated in Schedule I hereto.

      2.    PURCHASE PRICE.

            2.1. PURCHASE PRICE. The consideration to be paid by Buyers to Seller for the Securities shall be $55,250,000 (the "PURCHASE PRICE").

      3.    REPRESENTATIONS AND WARRANTIES OF BUYERS.

            Buyers hereby represent and warrant to Seller as follows:

            3.1. EXISTENCE; GOOD STANDING. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

            3.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby, and such execution and delivery and consummation of the transactions hereby and thereby contemplated have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Parent and Merger Sub, enforceable against the Parent and Merger Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

            3.3. NO VIOLATION. Neither the execution and delivery by Parent and Merger Sub of this Agreement, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) result in a breach of any provisions of the Certificate of Incorporation or By-laws of Parent or Merger Sub; (ii) violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Parent or its subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture,

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deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent or any of its subsidiaries is a party, or by which Parent or any of its subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not have a material adverse effect on the ability of Parent or Merger Sub to perform their obligations hereunder (a "Parent MATERIAL ADVERSE EFFECT") and will not impose any liability on Seller or (iii) based on the representation and warranty of the Company set forth in Section 5.19 of the Merger Agreement and compliance by the Company with Section 7.4 of the Merger Agreement, require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority (other than filings and approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and filings by Ultimate Parent with the Securities and Exchange Commission (the "SEC")), the failure to obtain or make which would have a Parent Material Adverse Effect.

            3.4. AVAILABILITY OF FUNDS. Parent will have available at the Closing Time sufficient funds to enable it to consummate the transactions contemplated by this Agreement, the Prudential Securities Purchase Agreement, and the Merger Agreement.

            3.5. PURCHASE FOR INVESTMENT. Buyers are purchasing the Securities for investment and not with a view to distribution.

            3.6. NO BROKERS. Buyers have not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Seller to pay any finder's fee, brokerage or agent's commission or other like payment in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      4.    REPRESENTATIONS AND WARRANTIES OF SELLER.

            Seller hereby represents and warrants to Buyers as follows:

            4.1. EXISTENCE; GOOD STANDING. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

            4.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Seller has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby and such execution and delivery and consummation of the transactions hereby and thereby contemplated have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby to which the Seller is or will be a party (when executed and delivered pursuant hereto for value received), will constitute, the valid and legally binding obligations of Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

            4.3. NO VIOLATION. Neither the execution and delivery by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated hereby in accordance with the terms hereof, will: (i) result in a breach of any provisions of the Certificate of Incorporation or By-laws of Seller, (ii) violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Seller or its subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions or any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent or any of its Subsidiaries is a party, or by which Seller or any of its subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not have a material adverse effect on the ability of Seller to perform its obligations hereunder (a "SELLER MATERIAL ADVERSE EFFECT") and will not impose any liability on any Buyer; or (iii) require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority (other than filings and approvals required under the HSR Act and filing by Seller of an amendment to Sellers' Schedule 13D regarding its beneficial ownership of Company securities), the failure to obtain or make which would have a Seller Material Adverse Effect.

            4.4. OWNERSHIP OF SECURITIES. Seller has good and valid title to the Securities, free and clear of all liens, restrictions, claims, charges and encumbrances of any nature whatsoever other than those arising under the Voting Agreement, dated as of December 14, 1993 among the Seller, Prudential and certain of its affiliates (the "VOTING AGREEMENT") by virtue of Seller's agreement contained therein with respect to the voting of its shares of Common Stock for the election of Company directors. Seller has no interest, of record or beneficially, in the investment securities of the Company, or any right to acquire same, except for the Securities. Seller has full power and authority to sell, assign and transfer the Securities. Buyers will acquire good and valid title to the Securities, free and clear of all liens, restrictions, claims, charges and encumbrances of any nature whatsoever arising from or in respect of Seller, assuming Buyers are bona fide purchasers of such Securities within the meaning of Section 8-302 of the Uniform Commercial Code of the State of Delaware. Seller, upon request, will execute any additional documents reasonably necessary to complete the transfer of the Securities to Buyers.

            4.5. ABSENCE OF CERTAIN AGREEMENTS. Neither Seller nor any of its officers, directors or authorized representatives has entered into any agreement, letter of intent or similar agreement (whether oral or written) with any party other than Buyers whereby all or a substantial part of the Company, its capital stock or its debt instruments would be sold, merged, consolidated, transferred or otherwise combined with or into another entity.

            4.6. NO BROKERS. Seller has not entered into any contract, arrangement or understanding with any person or firm, including without limitation any director, officer or employee of the Company, which may result in the obligation of Buyers or the Company to pay any success fee, finder's fee, brokerage or agent's commission or other like payment in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Other than the Company's arrangements with S.G. Warburg & Co. Inc. and Dillon, Read & Co. Inc. in connection with the Merger, Seller is not aware of any claim against the Company for payment of any success fee, finder's fee, brokerage or agent's commission or other like payment in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      5.    COVENANTS.

            5.1. NO DISPOSITION; NO LIEN. Seller will not, between the date hereof and the earlier of the Closing Time and the termination of this Agreement, sell, dispose of, allow a lien to be created against or, in any other manner, encumber any of the Securities or enter into any agreement with any person (other than Buyers) with respect to any of the foregoing matters, provided that the continued existence of the Voting Agreement shall not constitute a breach or violation of this Section 5.1.

            5.2. PAYMENTS; NO SOLICITATION. Seller acknowledges that, any payments to Seller in respect of dividends, interest or principal on any of the Securities declared, set aside or paid are included as part of the Securities for purposes of this Agreement, and agrees to assign and deliver to Buyers at the Closing Time such payments. Seller agrees that, from and after its execution of this Agreement through the earlier to occur of the Closing Time and termination of this Agreement, it shall not, nor shall it permit any of its subsidiaries to, and it shall use its best efforts to cause its officers, directors or employees, and all investment bankers, attorneys or other advisors or representatives retained by Seller or any of its subsidiaries not to, except to the extent permitted by the Board of Directors of the Company pursuant to
Section 7.1 of the Merger Agreement (a) solicit or encourage the submission of, any Acquisition Proposal (as hereinafter defined), (b) enter into any agreement with respect to any Acquisition Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, an Acquisition Proposal. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any proposal or offer for a merger or other business combination involving the Company or to acquire a material equity interest in, or a substantial portion of the assets of, the Company, other than as contemplated by this Agreement.

            5.3. PROXY. Promptly following its execution of this Agreement, Seller will grant to Parent a proxy in the form attached hereto as Exhibit B entitling Parent to vote all shares of Common Stock and Senior Preferred Stock owned by Seller on the proposal to approve the Merger Agreement and the merger contemplated thereby (the "MERGER") at the meeting of the Company's stockholders called to vote on such proposal or any adjournment thereof, provided that such proxy shall be exercisable by the Buyers only if Seller fails or refuses to vote such shares for such proposal at such stockholders' meeting or any adjournment thereof. Such proxy shall automatically terminate upon termination of this Agreement but shall otherwise be irrevocable.

            5.4. PURCHASE FROM PRUDENTIAL; CONSUMMATION OF THE MERGER. Concurrently with the purchase of the Securities at the Closing Time, the Buyers will purchase the securities to be purchased pursuant to the Prudential Securities Purchase Agreement subject to the terms and conditions thereof. The Buyers agree to consummate the Merger immediately after the Closing Time subject to the terms and conditions of the Merger Agreement.

            5.5. NO AMENDMENT. Without the express prior written consent of the Seller, the Buyers agree not to amend or modify the Merger Agreement or the Prudential Securities Purchase Agreement in any respect. Seller agrees not to terminate the letter agreement with the Company dated December 15, 1994 and the payment deferral referred to therein, prior to Closing (or the earlier termination of the Merger Agreement).

            5.6. SELLER'S AGREEMENT REGARDING EXPENSES OF THE MERGER. To the extent set forth in Section 7.8 of the Merger Agreement, Seller agrees to pay the expenses incurred by the Company in connection with consummating the transactions contemplated by the Merger Agreement.

            5.7. AGREEMENT NOT TO WAIVE SECTION 8.1(E) OF THE MERGER AGREEMENT. Without the prior written consent of Seller, Buyers agree not to waive the condition to closing of the Merger set forth in Section 8.1(e) of the Merger Agreement.

            5.8. SELLER'S AGREEMENT TO ASSIST WITH THE SETTLEMENT. Seller agrees to use all commercially reasonable efforts to assist the Company and Buyers to settle the pending lawsuit referred to in Section 7.11 of the Merger Agreement; PROVIDED, HOWEVER, that this provision shall not be construed to require the Seller to agree to economic terms for settlement that it determines to be unacceptable.

      6.    CONDITIONS.

            6.1. CONDITION TO OBLIGATION OF SELLER TO SELL THE SECURITIES. The obligation of Seller to sell the Securities shall be subject to the fulfillment at or prior to the Closing Time of the following conditions:

            (a) Buyers shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Time and the representations and warranties of Buyers contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Time, as though such representations were made at, and effective as of, such time, and Seller shall have received a certificate of the President or a Vice President of Parent, dated the date of the Closing Time, certifying to such effect; and

            (b) The waiting period under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated and any other required regulatory approvals shall have been obtained;

            (c) The Board of Directors of the Company shall have received from Dillon, Read & Co. Inc. confirmation, as of the date of the proxy or information statement relating to the Merger, of its opinion described in Section 5.18 of the Merger Agreement;

            (d) All conditions to consummation of the Merger prescribed by the Merger Agreement shall have been satisfied or waived (other than consummation of the purchases and sales contemplated by this Agreement and the Prudential Securities Purchase Agreement); and

            (e) Seller shall have received from counsel to Buyers an opinion, in form reasonably satisfactory to Seller, covering the matters that are the subject of Sections 3.1 and 3.2 or other evidence reasonably satisfactory to Seller evidencing the accuracy of the representations and warranties set forth in Sections 3.1 and 3.2.

            6.2. CONDITIONS TO OBLIGATION OF BUYERS TO PURCHASE THE SECURITIES. The obligations of Buyers to purchase the Securities shall be subject to the fulfillment at or prior to the Closing Time of the following conditions:

            (a) Seller shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Time and the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Time as though such representations were made at, and effective as of, such time, and Buyers shall have received a certificate of Seller, dated the date of the Closing Time, certifying to such effect;

            (b) The waiting period under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated and any other required regulatory approvals shall have been obtained;

            (c) All conditions to consummation of the Merger prescribed by the Merger Agreement shall have been satisfied or waived (other than consummation of the purchases and sales contemplated by this Agreement and the Prudential Securities Purchase Agreement); and

            (d) Buyers shall have received from counsel to Seller an opinion, in form reasonably satisfactory to Buyers, covering the matters that are the subject of Sections 4.1 and 4.2 or other evidence reasonably satisfactory to Buyer evidencing the accuracy of the representations and warranties set forth in Sections 4.1 and 4.2.

      7.    TERMINATION.

            7.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the purchase and sale may be abandoned at any time prior to the Closing Time by the mutual consent of Buyers and Seller.

            7.2. TERMINATION BY BUYERS OR SELLER. This Agreement may be terminated and the purchase and sale may be abandoned by Buyers or Seller if (a) all conditions to closing shall not have been satisfied or waived and the Closing Time shall not have occurred by June 30, 1995, (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the Merger Agreement and such order, decree, ruling or other actions shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement or the Merger Agreement pursuant to clause
(b) of this Section 7.2 shall have used all reasonable commercial efforts to remove such injunction, order or decree, (c)at any time after 5:00 p.m. on March 15, 1995, if the Settlement (as such term in defined in Section 7.11 of the Merger Agreement) has not been entered into by each of the persons who are parties thereto and filed with the Court (as such term is defined in Section
7.11 of the Merger Agreement) or (d) if, at any time prior to the entry of the scheduling order forming part of the Settlement, Seller objects to the economic terms of the proposed Settlement, unless the terms to which Seller objects are otherwise adequately provided for to Seller's reasonable satisfaction.

            7.3. AUTOMATIC TERMINATION. This Agreement shall terminate automatically upon termination of the Merger Agreement.

            7.4. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement pursuant to this Article 7, all obligations of the parties hereto shall terminate. In the event of termination of this Agreement, however, nothing herein shall prejudice the ability of the non-breaching party to seek damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

            7.5. EXTENSION; WAIVER. At any time prior to the first to occur of the Closing Time and the termination of this Agreement, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party granting such extension or waiver.

      8.    GENERAL PROVISIONS.

            8.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in this Agreement shall terminate one year after the Closing Time.

            8.2. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Buyers:                             If to Seller:

LG&E Energy Corp.                         Santa Fe Energy Resources, Inc.
220 West Main Street                      1616 S. Voss Road
P.O. Box 32030                            Houston, Texas 77056
Louisville, Kentucky 40202                Attention: David L. Hicks
Attention: President                      Telephone: (713) 507-5335
Fax:  (502) 627-2995                      Fax: (713) 507-5341

With a copy to:                           With a copy to:

LG&E Energy Corp.                         G. Michael O'Leary
220 West Main Street                      Andrews & Kurth L.L.P.
P.O. Box 32030                            4200 Texas Commerce Tower
Louisville, Kentucky 40202                Houston, Texas 77002
Attention: General Counsel                Telephone: (713) 220-4360
Fax:  (502) 627-2585                      Fax: (713) 220-4285

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

            8.3. ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; PROVIDED, HOWEVER, that Buyers may assign this Agreement to any of their subsidiaries or affiliates whether or not such subsidiaries or affiliates exist at the date hereof; PROVIDED
FURTHER, that no such assignment shall relieve Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            8.4.  ENTIRE AGREEMENT.  This Agreement, between Buyers and
Seller, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

            8.5. AMENDMENT. This Agreement may be amended by the parties hereto only by an instrument in writing signed by or on behalf of each of the parties hereto.

            8.6.  GOVERNING LAW; CHOICE OF FORUM.

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

            (b) Each of the parties hereto irrevocably (i) agrees that any legal suit, action or proceeding brought by any of the parties hereto against another arising out of or based upon this Agreement or the transaction contemplated hereby may be instituted in any state or federal court located in the State of Delaware, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

            8.7. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

            8.8. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

            8.9. INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

            8.10. WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

            8.11. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            8.12. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled at law or in equity.

            8.13. PUBLICITY. The initial press release relating to this Agreement shall be a press release issued jointly by Buyers, Seller, Prudential and the Company and thereafter such parties shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), agree upon the text of any press release, before issuing any such press release or otherwise making public statements, with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

      IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                   LG&E ENERGY CORP.


                                   By:  /s/ Edward J. Casey, Jr.
                                       ----------------------------------------
                                   Name: Edward J. Casey, Jr.
                                   Title: Group President, LG&E Energy Services


                                   CAROUSEL ACQUISITION CORPORATION


                                   By: /s/ Edward J. Casey, Jr.
                                       ----------------------------------------
                                   Name: Edward J. Casey, Jr.
                                   Title: President


                                   SANTA FE ENERGY RESOURCES, INC.


                                   By: /s/ David L. Hicks
                                       ----------------------------------------
                                   Name: David L. Hicks
                                   Title: Vice President,  Law and
                                          General Counsel

                                  SCHEDULE I

Account Information:


                                  [Omitted]

                        LIST OF EXHIBITS AND SCHEDULES


Exhibit A - Form of Agreement and Plan of Merger
Exhibit B - Form of Proxy
Schedule I - Account Information